SW China Imports (SWCI) Cancels 300 Million Shares, Reduces Authorized Shares and Negotiates to Acquire Retail Beauty Supply Outlet

Baltimore, Maryland. May 1, 2013

SW China (OTCQB Symbol: SWCI) has canceled 300,000,000 (300 Million) outstanding shares and reduced the number of its authorized shares by 250,000,000 (250 Million) shares.

The President and CEO of SW China has canceled 137,070,000 of his own shares and returned those shares to the Company treasury.  Simultaneously, SW China also canceled 162,930,000 shares that were issued to outside consultants and all of those are also being returned to the Company treasury.  As a result of these share cancellations, the issued and outstanding shares of SW China is 200,000,000 (200 Million) shares with a free-trading float of approximately 39,000,000 (39 Million) shares.

SW China has further reduced the number of its authorized shares by 50%, from 500,000,000 (500 Million) shares to 250,000,000 (250 Million shares).

On further developments, SW China is presently negotiating to acquire an approximately 3000 sq ft retail beauty supply store located in suburban Maryland with over $300,000.00 gross revenues.  The terms of the deal involve a step process where SW China will take over management of the outlet initially and fully acquire the store at a time when it can pay the purchase price for the store.  The President stated “acquiring this well-established beauty supply store will provide a showcase and outlet for SW China’s hairpieces in a retail showroom environment where customers can learn first-hand the benefits of our high-end hairpieces.”  Negotiations are ongoing and no definitive agreements have yet to be reached.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the beauty supply and/or hairpiece industry, plans for future expansion or acquisition, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of SW China.

Contact: Seon Won